   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 14, 2000


                                                      REGISTRATION NO. 333-48878

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                               AMENDMENT NO. 1 TO


                                    FORM F-1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                            ------------------------

                        PRECISE SOFTWARE SOLUTIONS LTD.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                 NOT APPLICABLE
                  (EXACT NAME OF REGISTRANT'S NAME IN ENGLISH)

              ISRAEL                              7372                          NOT APPLICABLE
 (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)           IDENTIFICATION NUMBER)

                                           1 HASHIKMA STREET
                                    P.O. BOX 88 SAVYON 56518, ISRAEL
                                            972 (3) 635-2566

  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                        PRECISE SOFTWARE SOLUTIONS, INC.
                         ATTN: CHIEF EXECUTIVE OFFICER
                               690 CANTON STREET
                         WESTWOOD, MASSACHUSETTS 02090
                                 (781) 461-0700
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

    WILLIAM B. ASHER, ESQ.           DR. EDDO DINSTEIN, ADV.        JEFFREY S. MARCUS, ESQ.      AMIR HALEVY, ADV.
    KENNETH J. GORDON, ESQ.           VOLOVELSKY, DINSTEIN,         MICHELLE A. LOPEZ, ESQ     KLEINHENDLER & HALEVY
TESTA, HURWITZ & THIBEAULT, LLP             SNEH & CO               MORRISON & FOERSTER LLP     30 KALISHER STREET
        125 HIGH STREET                   NOLTON HOUSE            1290 AVENUE OF THE AMERICAS     TEL AVIV 65257
       BOSTON, MA 02110                 14 SHENKAR STREET              NEW YORK, NY 1010              ISRAEL
        (617) 248-7000               HERZLIYA PITUACH 46725             (212) 468-8000           972 (3) 510-7575
                                             ISRAEL
                                        972 (3) 566-4565

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement is declared effective.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                            ------------------------


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE



     This Amendment No. 1 to the Registrant's Registration Statement on Form F-1 (File No. 333-48878) is being filed solely for the purpose of filing Exhibits 1.1, 2.2, 5.1 and 23.2 thereto.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Companies Law provides that an Israeli company cannot exempt an office holder from liability with respect to a breach of his fiduciary responsibilities. However, our articles of association provide that, subject to the provisions of the Companies Law, we may insure the liability, in whole or in part, of any of our office holders with respect to: (a) a breach of the duty of care to us or to another person; (b) a breach of the fiduciary duty to us, provided that the office holder acted in good faith and had reasonable cause to assume that his act would not prejudice our interests, or (c) a financial liability imposed upon him in favor of another person in respect of an act performed by him in his capacity as an office holder of Precise. In addition, we may indemnify an office holder against: (i) a financial liability imposed on him in favor of another person by any judgment, including a compromise judgment or an arbitrator's award approved by a court in respect of an act performed in his capacity as an office holder of Precise, and (ii) reasonable litigation expenses, including attorneys' fees, incurred by such office holder or charged to him by a court in proceedings instituted against him by Precise or on its behalf or by another person, or in a criminal charge from which he was acquitted, all in respect of an act performed in his capacity as an office holder of Precise. Our articles of association state that an office holder, for purposes of the provisions of the articles relating to insurance and indemnification, includes a director, a general manager, the chief executive officer, an executive vice president, a vice president, other managers directly subordinate to the general manager and any person who fills one of the above positions, even if he carries a different title. Furthermore, our articles of association provide that we may also procure insurance or indemnify any person who is not an office holder, including, without limitation, an employee, agent, consultant or contractor of Precise who is not an office holder. We have entered into indemnity agreements with our office holders and have obtained directors' and officers' liability insurance for the benefit of our office holders.

     Our U.S. subsidiary has also entered into indemnification agreements with certain of our key employees. These agreements provide, independent of the indemnification these individuals are entitled to by law and under the provisions of our subsidiary's charter, indemnification for certain acts while employed by the subsidiary. These indemnification agreements contain exclusions, such as limiting indemnification that would be unlawful or that is covered by other liability insurance. Moreover, employees are not indemnified against liability to the extent that the employee gained a personal profit to which he or she is not legally entitled, including proceeds obtained from the illegal trading of our equity securities. These agreements are guaranteed by Precise Software Solutions Ltd. as parent of the U.S. subsidiary, to the extent permitted by Israeli law.

ITEM 7.  RECENT SALES OF UNREGISTERED SECURITIES.

     Precise has issued (without payment of any selling commissions to any person) the following securities since September 30, 1997 without registration under the Securities Act of 1933. The following information reflects a two-for-three reverse share split effected by the Company in April 2000.

     Since September 30, 1997, Precise has issued options to purchase an aggregate of 4,980,464 ordinary shares and series A ordinary shares under its 1995 Share Option and Incentive Plan and its 1998 Share Option and Incentive Plan. From September 30, 1997 through September 30, 2000, options to purchase 123,828 ordinary shares had been exercised. The following table lists options granted between September 30, 1997 and September 30, 2000.


                         DATE                            SHARES        PRICE
                         ----                           ---------      ------
November 1998.........................................    500,408      $ 0.38
November 1998.........................................  1,519,108        1.04
February 1999.........................................     48,338        1.04
May 1999..............................................     46,668        1.04

                         DATE                            SHARES        PRICE
                         ----                           ---------      ------
October 1999..........................................    183,336      $ 1.04
October 1999..........................................    970,024        1.50
January 2000..........................................      3,334        1.04
March 2000............................................    410,672        1.50
March 2000............................................    230,362       10.35
April 2000............................................     40,000        1.04
May 2000..............................................     33,333       10.35
June 2000.............................................    571,070       15.00
August 2000...........................................    424,110       19.63
September 2000........................................     33,334        1.04
September 2000........................................      6,000        1.50


     In May 1997, Precise issued to certain of its existing shareholders an aggregate of $1,288,923 in face value of notes convertible into series A preferred shares at a conversion price equal to the price of equity securities issued in any subsequent round of equity financing provided at least $2.5 million was raised. In addition, Precise issued warrants to purchase 377,944 series A preferred shares at an exercise price of $0.02 per share, with each shareholder to whom a note was issued receiving a warrant to purchase the number of series A preferred shares equal to the amount of the face value of the note issued to the investor divided by $3.41. In October, November and December of 1997, Precise issued, without additional consideration, additional warrants to purchase an aggregate of 283,458 series A preferred shares pursuant to the terms of the original notes and warrants.

     In November 1998, Precise issued a warrant to purchase 286,314 series A ordinary shares to an employee.

     In November 1997, Precise issued to certain of its existing shareholders an aggregate of $617,700 in principal amount of notes, convertible into series A preferred shares at a conversion price equal to the price per share of equity securities offered in a subsequent offering, provided that at least $2.0 million in cash was raised in that offering.

     In February 1998, Precise issued and sold series A preferred shares convertible into an aggregate of 3,956,046 ordinary shares to various investors for a purchase price of $1.42 per share paid in cash or conversion of notes issued by Precise and held by some of the investors. Precise also issued an aggregate of 1,327,879 ordinary shares to existing investors pursuant to anti-dilution provisions of securities held by these investors without additional consideration.

     In November 1998, Precise issued a warrant to purchase 140,000 series A preferred shares to a consultant at an exercise price of $0.38 per share.

     In September 1999, Precise issued 4,875,800 series B preferred shares convertible into 4,875,800 ordinary shares at a purchase price of $2.04 per share to various investors.

     In July 2000, Precise issued 312,500 ordinary shares to EMC Investment Corporation.

     No underwriters were involved in any of the foregoing sales of securities. Such sales were made in reliance upon an exemption from the registration provisions of the Securities Act set forth in Section 4(2) thereof relative to sales by an issuer not involving any public offering or the rules and regulations thereunder, or, in the case of the options to purchase ordinary shares described above, Rule 701 of the Securities Act or were issued outside of the United States in transactions not subject to the United States federal securities laws. All of the foregoing securities are deemed restricted securities for the purposes of the Securities Act.

ITEM 8.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) EXHIBITS.


EXHIBIT                                                                  SEQUENTIAL
 NUMBER                      DESCRIPTION OF DOCUMENT                      PAGE NO.
--------                     -----------------------                     ----------
 1.1       Form of Underwriting Agreement
 2.1*      Agreement and Plan of Merger, dated as of October 27, 2000, by and among the Registrant, Precise Acquisition Corporation and Savant Corporation
 2.2       Amendment to Agreement and Plan of Merger, dated as of
           November 13, 2000, by and among the Registrant, Precise
           Acquisition Corporation and Savant Corporation
 3.1(1)    Memorandum of Association of Registrant, dated November 14,
           1990 (English translation)
 3.2(1)    Amendment to Memorandum of Association of Registrant, dated
           April 12, 2000 (English translation)
 3.3(1)    Amended and Restated Articles of Association of Registrant
 4.1(1)    Specimen of Ordinary Share Certificate
 5.1       Opinion of Volovelsky, Dinstein, Sneh & Co. as to the
           validity of the shares
10.1(1)    Lease Agreement by and between Precise and Africa Israel
           Investments Ltd. dated April 29, 1997 (English translation)
10.2(1)    Sublease Agreement, by and between the Travelers Indemnity
           Company and Precise Software Solutions, Inc. dated June 3,
           1999
10.3(1)+   Application Software Vendor Agreement by and between Precise and Amdocs UK Limited dated January 12, 1998
10.4(1)+   Software License Agreement by and between Precise and EMC
           Corporation dated March 19, 1999 and the amendments thereto dated October 5, 1999 and December 13, 1999
10.5(1)    Share Purchase Agreement by and among Precise and the
           Investors named therein, dated July 22, 1999, as amended on
           August 5, 1999
10.6(1)    Share Purchase Agreement by and among the Registrant and
           certain investors dated as of December 31, 1997
10.7(1)    Share Purchase and Shareholders Agreement by and among the
           Registrant, certain shareholders of the Registrant, Gemini
           Israel Fund LP, certain Advent Limited Partnerships and
           certain other purchasers dated May 6, 1996
10.8(1)    Agreement by and among the Registrant, certain shareholders of the Registrant, Gemini Israel Fund LP and certain Advent
           Limited Partnerships, dated November 9, 1993
10.9(1)    Letter Agreement between Precise and EMC Investment
           Corporation dated April 18, 2000, as amended May 19, 2000
           and June 26, 2000
21.1*      Subsidiaries of the Registrant
23.1*      Consent of Kost, Forer & Gabbay, a member of Ernst and Young
           International
23.2       Consent of Volovelsky, Dinstein, Sneh & Co. (contained in
           Exhibit 5.1)
23.3*      Consent of Ernst & Young LLP
24.1*      Powers of Attorney


---------------

 *  Previously filed.


 + Confidential treatment granted as to certain portions, which portions have been separately filed with the Securities and Exchange Commission.

(1) Incorporated by reference to the exhibits to the registrant's registration statement on Form F-1 (File No. 333-11992).

     (b) FINANCIAL STATEMENT SCHEDULES.

     Schedule II -- Valuation and Qualifying Accounts

ITEM 9.  UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto, duly authorized, in the City of Boston, Massachusetts, on November 13, 2000.


                                          PRECISE SOFTWARE SOLUTIONS LTD.

                                          By: /s/ SHIMON ALON
                                            ------------------------------------
                                              Shimon Alon
                                            Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



             SIGNATURE                               TITLE                           DATE
             ---------                               -----                           ----

/s/ SHIMON ALON                       Chief Executive Officer, President      November 13, 2000
------------------------------------    and Director and Authorized United
Shimon Alon                             States Representative

*                                     Chief Financial Officer                 November 13, 2000
------------------------------------
J. Benjamin H. Nye

*                                     Controller                              November 13, 2000
------------------------------------
Dror Elkayam

*                                     Director and Chairman of the Board      November 13, 2000
------------------------------------    of Directors
Ron Zuckerman

                                      Director
------------------------------------
Yuval Cohen

*                                     Director                                November 13, 2000
------------------------------------
Robert J. Dolan

*                                     Director                                November 13, 2000
------------------------------------
Erel Margalit

*                                     Director                                November 13, 2000
------------------------------------
Mary A. Palermo

                                      Director
------------------------------------
Yoseph Sela

                                      Director
------------------------------------
Anton Simunovic

/s/ SHIMON ALON                       Attorney-in-Fact
------------------------------------
* By:  Shimon Alon

                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS

                                                                                                   BALANCE
                                                 BALANCE AT   CHARGED TO   CHARGED                 AT END
                                                 BEGINNING    COSTS AND    TO OTHER                  OF
                  DESCRIPTION                    OF PERIOD     EXPENSES    ACCOUNTS   DEDUCTIONS   PERIOD
                  -----------                    ----------   ----------   --------   ----------   -------
Year ended December 31, 1999
  allowance for doubtful accounts..............   $30,000      $25,000       --             --     $55,000
Year ended December 31, 1998
  allowance for doubtful accounts..............         0       30,000       --             --      30,000
Year ended December 31, 1997
  allowance for doubtful accounts..............    67,119       32,871       --        (99,990)          0

                                LIST OF EXHIBITS


EXHIBIT                                                                  SEQUENTIAL
 NUMBER                      DESCRIPTION OF DOCUMENT                      PAGE NO.
-------                      -----------------------                     ----------
 1.1       Form of Underwriting Agreement
 2.1*      Agreement and Plan of Merger, dated as of October 27, 2000, by and among the Registrant, Precise Acquisition Corporation and Savant Corporation
 2.2       Amendment to Agreement and Plan of Merger, dated as of
           November 13, 2000, by and among the Registrant, Precise
           Acquisition Corporation and Savant Corporation
 3.1(1)    Memorandum of Association of Registrant (English
           translation)
 3.2(1)    Amendment to Memorandum of Association of Registrant, dated
           April 12, 2000 (English translation)
 3.3(1)    Amended and Restated Articles of Association of Registrant
 4.1(1)    Specimen of Ordinary Share Certificate
 5.1       Opinion of Volovelsky, Dinstein, Sneh & Co. as to the
           validity of the shares
10.1(1)    Lease Agreement by and between Precise and Africa Israel
           Investments Ltd. dated April 29, 1997 (English translation)
10.2(1)    Sublease Agreement, by and between the Travelers Indemnity
           Company and Precise Software Solutions, Inc. dated June 3,
           1999
10.3(1)+   Application Software Vendor Agreement by and between Precise and Amdocs UK Limited dated January 12, 1998
10.4(1)+   Software License Agreement by and between Precise and EMC
           Corporation dated March 19, 1999 and the amendments thereto dated October 5, 1999 and December 13, 1999
10.5(1)    Share Purchase Agreement by and among Precise and the
           Investors named therein, dated July 22, 1999, as amended on
           August 5, 1999
10.6(1)    Share Purchase Agreement by and among the Registrant and
           certain investors dated as of December 31, 1997
10.7(1)    Share Purchase and Shareholders Agreement by and among the
           Registrant, certain shareholders of the Registrant, Gemini
           Israel Fund LP, certain Advent Limited Partnerships and
           certain other purchasers dated May 6, 1996
10.8(1)    Agreement by and among the Registrant, certain shareholders of the Registrant, Gemini Israel Fund LP and certain Advent
           Limited Partnerships dated November 9, 1993
10.9(1)    Letter Agreement between Precise and EMC Investment
           Corporation dated April 18, 2000, as amended May 19, 2000
           and June 26, 2000
21.1*      Subsidiaries of the Registrant
23.1*      Consent of Kost, Forer & Gabbay, a member of Ernst and Young
           International
23.2       Consent of Volovelsky, Dinstein, Sneh & Co. (contained in
           Exhibit 5.1)
23.3*      Consent of Ernst & Young LLP
24.1*      Powers of Attorney


---------------

*   Previously filed.


+ Confidential treatment granted as to certain portions, which portions have been separately filed with the Securities and Exchange Commission.

(1) Incorporated by reference to the exhibits to the registrant's registration statement on Form F-1 (File No. 333-11992).